Filed pursuant to Rule 424(b)(3)
                                relating to Registration Statement No. 333-35206

                          DISCOVERY LABORATORIES, INC.
                       SUPPLEMENT DATED SEPTEMBER 25, 2003
                       TO PROSPECTUS DATED APRIL 20, 2000

            This Supplement should be read in conjunction with the Prospectus dated April 20, 2000, contained in Registration Statement No. 333-35206 of Discovery Laboratories, Inc., as amended and supplemented by the Registration Statement and Prospectus on Form S-3/A filed by us on June 1, 2000, and including the exhibits and the documents incorporated by reference thereto. The selling stockholder table contained in such Prospectus is amended by deleting the references to Omicron Partners L.P., and adding the entity, Omicron Master Trust as listed in the table below as a new selling stockholder (the "Selling Stockholder"). In connection with a reorganization of Omicron Partners, L.P., Omicron Partners has transferred all of the securities registered for resale pursuant to the above-referenced Registration Statement and Prospectus to the Selling Stockholder.

            Our common stock, par value $.001 per share, is listed on the Nasdaq SmallCap Market under the symbol "DSCO". On September 12, 2003, the closing sale price for the common stock, as reported on the Nasdaq SmallCap Market, was $8.08. We advise you to obtain a current market quotation for the common stock.

            Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

            The Selling Stockholder may offer and sell a total of 64,615 shares of common stock under the Prospectus. The shares being offered under the Prospectus were acquired by the Selling Stockholder upon the transfer of securities issued to Omicron Partners in connection with a private placement consummated by us in March 2000. In connection with such Private Placement, we agreed to register these shares for Omicron Partners and their assignees under the Securities Act of 1933.

The following table sets forth, to the best of our knowledge, based on information provided to us by the Selling Stockholder:

--the number of shares of common stock owned by the Selling Stockholder; and

--the number of shares being offered by the Selling Stockholder under the Prospectus.

            All information with respect to share ownership has been provided by the Selling Stockholder as of a recent date. Because the Selling Stockholder may have sold, transferred or otherwise disposed of all or a portion of the shares of common stock owned by the Selling

Stockholder since the date on which it provided us with the information regarding its share ownership in transactions exempt from the registration requirements of the Securities Act of 1933, no estimate can be given as to the number of shares of common stock that will be held by the Selling Stockholder after the offering.

            The information appearing in the following table supplements or supersedes in part the information in the table under the heading "Selling Stockholder" in the Prospectus and was provided by or on behalf of the entity named below, as of September 12, 2003.

                              SELLING STOCKHOLDERS

                              Number of
                              Shares of
                                 common      Number of                                      Number of
                             stock, not         Shares    Total Number                   Shares to be     Number of     Percentage
                              including    represented    of Shares of     Percentage     Offered for     Shares to          to be
                              Warrants,    by Warrants    common stock   Beneficially     the Account      be Owned   Beneficially
                           Beneficially   Beneficially    Beneficially   Owned Before      of Selling    after this    Owned After
Name                              Owned          Owned         Owned +       Offering    Stockholders      Offering  this Offering
----------------------------------------------------------------------------------------------------------------------------------
Omicron Master Trust             53,846         10,769          64,615              *          64,615             0

----------
*     Less than 1%

+ The information contained in this table reflects "beneficial" ownership of common stock within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. On September 12, 2003, we had 42,170,539 (not including treasury shares) shares of common stock outstanding. Beneficial ownership information reflected in the table includes shares of common stock issuable upon the exercise of outstanding warrants.

Please keep this supplement with your Prospectus.


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